Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRST COMMUNITY BANKSHARES, INC.

(Amended and Restated to Include Amendments filed on November 6, 2026)

ARTICLE I

Name

The name of the Corporation is First Community Bankshares, Inc.

ARTICLE II

Capital stock

A.    The aggregate number of shares of stock which the Corporation has the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common Stock	50,000,000	$ 1.00
Preferred Stock	1,000,000	Undesignated

B.    The holders of the Common Stock have the power to vote for the election of directors and for all other purposes without limitation, except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock have one vote for each share of Common Stock held by them. Except as otherwise might be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock are entitled to receive the net assets of the Corporation upon dissolution.

C.    Unless otherwise specified below or by the Board of Directors, no holder of shares of any class of stock of the Corporation has any pre-emptive or preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether authorized now or later, (ii) any warrants, rights, or options to purchase any such stock, or (iii) any securities or obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

D.    Authority is expressly vested in the Board of Directors to divide any Preferred Stock into, and issue the same in, series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance of such Preferred Stock. Prior to the issuance of any share of a series of Preferred Stock, (i) the Board of Directors will establish that series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights of them, (ii) the Corporation will file with the Virginia State Corporation Commission (the “Commission”) articles of amendment as required by law, and (iii) the Commission will have issued a certificate of amendment.

ARTICLE III

Registered agent

The address of the initial registered office of the Corporation is 29 College Drive, Bluefield, Virginia, 24605, in the County of Tazewell, Virginia, the name of the initial registered agent at that office of the Corporation is Gary R. Mills, and he is an individual who is a resident of Virginia and an initial director of the Corporation.

ARTICLE IV

Directors

A.    The business and affairs of the Corporation will be managed by or under the direction of a Board of Directors consisting of such number, a minimum of 3 and maximum of 12, as will be determined in accordance with the bylaws of the Corporation, or an amendment thereof duly adopted by a majority of the Board of Directors. The Board of Directors of the Corporation will be divided into three classes, as nearly equal in number as reasonably possible, each class designated by the year in which that class term expires. At each annual meeting of shareholders or special meeting in lieu thereof, directors elected to succeed the directors of the class whose terms expire at that meeting will be elected for a full term of three years. Each director will serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Directors may be removed by shareholders only with cause.

B.    If the office of any Director becomes vacant, the Directors then in office, whether or not a quorum, by majority vote may choose a successor who will hold office until the next annual meeting of shareholders. At the next annual meeting of shareholders, any successor then elected by the shareholders will hold office for a term that coincides with the remaining term of the class of Directors in which the vacancy occurred. Vacancies resulting from an increase in the number of Directors will be filled in the same manner.

C.    The initial directors of the Corporation, and their addresses, are:

Class of 2019

Samuel L. Elmore	Richard S. Johnson
29 College Drive	4901 Dickens Road – Suite 100
Bluefield, Virginia 24605	Richmond, Virginia 23230-1952

Class of 2020

C. William Davis	Gary R. Mills
307 Federal Street	29 College Drive
Bluefield, WV 24701	Bluefield, Virginia 24605

M. Adam Sarver
311 S. Walker Street
Princeton, West Virginia 24740

Class of 2021

W.C. Blankenship, Jr	William P. Stafford, II
29 College Drive	418 Bland Street
Bluefield, Virginia 24605	Bluefield, West Virginia 24701

ARTICLE V

Purposes

The purposes of the Corporation are:

A.    To own and manage First Community Bank and any other permissible affiliates.

B.    To engage in any other business lawful for this Corporation.

ARTICLE VI

Indemnification and Limitation of Liability

A.    The Corporation shall indemnify Directors, and certain officers and employees in accordance with the bylaws, as amended, duly adopted by a majority of the Board of Directors. In addition to any indemnification provided in the bylaws, to the full extent permitted by the Virginia Stock Corporation Act and any other applicable law, as they exist on the date of these Articles or may be amended later, the Corporation will indemnify a Director or Officer of the Corporation who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was such a Director or Officer, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

B.    The foregoing provisions are intended to provide indemnification with respect to those monetary damages for which the Virginia Stock Corporation Act permits the limitation or elimination of liability. In addition, to the full extent, if any, that the Virginia Stock Corporation Act, as it exists on the date of these Articles or may be amended later, permits the limitation or elimination of the liability of Officers and Directors, an Officer or Director of the Corporation will not be liable to the Corporation or its shareholders.

ARTICLE VII

Shareholder Approval of Certain Transactions

An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a plan of domestication, a plan of conversion, a transaction involving the sale of all or substantially all of the Corporation’s assets other than in the regular course of business, and a plan of dissolution, in each case for which the Virginia Stock Corporation Act requires shareholder approval for such action, must be approved by the vote of a majority of all the votes cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of that approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the Directors in office, then the transaction must be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

Incorporator:

Name:		Date:
Hugh B. Wellons
Attorney